Exhibit 2

CERTIFICATE OF SECRETARY

THE PHOENIX EDGE SERIES FUND

The undersigned, Kathleen A. McGah, being the Secretary of The Phoenix Edge Series Fund, a Massachusetts business trust (the “Fund”), hereby certifies that the following resolutions were adopted by the Board of Trustees of the Fund at its meeting on June 9-10, 2008 and that said resolutions have not been rescinded or modified and are in effect on the date hereof:

Upon motion duly made and seconded, the following resolutions were unanimously adopted, first by a majority of the Disinterested Trustees of the Fund, as that term is defined in Section 2(a)(19) of the 1940 Act, and then by a majority of the entire Board:

RESOLVED:	That, due consideration having been given to the value of the aggregate assets of the Fund to which any officer or employee of the Fund may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Fund, it is hereby determined that the Investment Company Bond (Fidelity Bond) in an amount as presented to the Meeting will adequately protect the Fund against larceny and embezzlement by any officer or employee of the Fund and is in the best interest of the Fund and shareholders, and is hereby ratified and approved;

FURTHER
RESOLVED:	That it is hereby determined that the acquisition of the 2008-2009 Investment Adviser/Mutual Fund Professional Liability (E&O/D&O) Policies and Independent Director’s Liability (IDL) Policy in favor of the insureds named therein, including the Fund, will adequately protect the Fund against errors and omissions by any officer or Trustee of the Fund, that such coverage is in the best interest of the Fund and shareholders and that such coverage in the amount as presented to the Meeting is hereby ratified and approved;

FURTHER
RESOLVED:	That due consideration having been given in the amount of the Investment Company Bond (Fidelity Bond), the Investment Adviser/Mutual Fund Professional Liability Policies (E&O/D&O) and Independent Director’s Liability (IDL) Policy, the coverage of investment advisers and distributors of the Fund in addition to the Fund, and the nature of the activities of such additional insureds, it is hereby determined that an allocation of the aggregate premiums to the Fund, on the basis of their aggregate assets is fair and reasonable;

FURTHER
RESOLVED:	That the Amended and Restated Insured Bond Agreement between the Fund, its affiliated advisers, and its underwriter/distributor Phoenix Equity Planning Corporation is hereby ratified; and

Exhibit 2

FURTHER
RESOLVED:	That the officers of the Fund be, and they hereby are, authorized to acquiesce in the inclusion of other parties to the Investment Company Bond and to the Investment Adviser/Mutual Fund Professional Liability Policies and Independent Director’s Liability Policy and the addition of parties to the Joint Insured Bond Agreement, from time to time, in each case upon the advice of counsel and without further approval, provided however, that in the case of the Investment Company Bond, the minimum coverage for each Fund/Trust insured by such bond be, in the aggregate, not less than 125% of the required amount.

IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of March, 2010.

THE PHOENIX EDGE SERIES FUND

By:	/s/ Kathleen A. McGah
Name:	Kathleen A. McGah
Title:	Secretary

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